                            EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TrueBlue Promotes Carl R. Schweihs to Chief Financial Officer
- Jerry Wimer Named Acting President of PeopleManagement -

TACOMA, Wash., October 10, 2023 — TrueBlue (NYSE: TBI), a leading provider of specialized workforce solutions, today announced that Carl R. Schweihs has been promoted to Chief Financial Officer from his position as President & COO of TrueBlue’s PeopleManagement division effective October 30, 2023. Schweihs will succeed Derrek Gafford who, after nearly two decades as CFO, is leaving to pursue other opportunities. To ensure a smooth transition, Gafford will serve in an advisory capacity through the end of the year.

Schweihs has been with TrueBlue since 2014. Preceding his current role, he served as Senior Vice President of Strategic Accounts and before that Vice President of Finance and Controller. Schweihs joined the company as part of its acquisition of Seaton in 2014, prior to which he served in a variety of financial leadership roles at Seaton and Grant Thornton.

“Carl is a strong leader who brings nearly 20 years of proven expertise to his new position. Since joining TrueBlue, Carl has distinguished himself as a trusted and integral partner to the leadership team with value-enhancing insights. I am confident that his wealth of experience and alignment with our company’s strategic vision make him the right person to lead our finance organization forward as we continue to evolve,” stated TrueBlue Chief Executive Officer Taryn Owen. “On behalf of our Board of Directors and our entire team, I want to thank Derrek for his leadership and his role in elevating TrueBlue into a leading provider of specialized workforce solutions. He has built a digital- and people-first finance organization with a deep talent bench that will continue to serve us well.”

"It has been an exciting and rewarding journey at TrueBlue, and I am proud of the work we have accomplished together,” said TrueBlue CFO Derrek Gafford. “I will leave with the highest regard for the company and its future growth prospects.”

In conjunction with Carl Schweihs’ appointment as CFO, Jerry Wimer has been promoted to General Manager of PeopleManagement’s on-site staffing business and will serve as Acting President of PeopleManagement. Wimer has been with TrueBlue since the acquisition of Seaton in 2014, most recently serving as General Manager and Senior Vice President of Global Operations for Staff Management | SMX, which he joined in 1996.

About TrueBlue

TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions that help clients achieve business growth and improve productivity. In 2022, TrueBlue served 84,000 clients and connected approximately 611,000 people to work. Its PeopleReady segment offers on-demand, industrial, and highly skilled staffing; PeopleManagement offers contingent, on-site industrial staffing and commercial driver services; and PeopleScout offers recruitment process outsourcing (RPO) and managed service provider (MSP) solutions to a wide variety of industries. Learn more at www.trueblue.com.

Contact                            Press Contact

Derrek Gafford, Executive Vice President and CFO        Taylor Winchell, Senior Manager, External Communications
253-680-8214                        253-680-8291
pr@trueblue.com